THIS VARIATION AGREEMENT is made the17th day of August 2001

BETWEEN Alpharma Inc. of One Executive Drive, Fort Lee, New Jersey, United States of America, 07024 ("Alpharma")

AND Oral Pharmaceuticals Acquisition Corp. of One Executive Drive, Fort Lee, New Jersey, United States of America, 07024 ("PartnerCo")

AND Mayne Nickless Limited ACN 004 073 410 of Level 21, 390 St Kilda Road, Melbourne, Victoria, Australia ("Mayne")

AND Mayne Health Logistics Pty Limited ACN 097 064 894 of Level 21, 390 St Kilda Road, Melbourne, Victoria, Australia ("BidCo")

INTRODUCTION

The parties to this Variation Agreement agree to vary the Put and Call Agreement and Alpharma and Mayne agree to vary the Loan Facility Agreement and the Management Agreement in accordance with the terms of this Variation Agreement.

IT IS AGREED

  Definitions

    In this Variation Agreement (unless the context requires otherwise):

      "Bridging Facility" has the meaning given in clause 2.2.

      "Loan Facility Agreement" means the US$400 million loan facility agreement entered into on 12 July 2001 by Alpharma and Mayne under which Alpharma agrees to lend US$400 million to Mayne on the terms and conditions therein appearing.

      "Put and Call Agreement" means the put and call option agreement entered into on 12 July 2001 by Alpharma, PartnerCo, Mayne and BidCo under which PartnerCo grants to Mayne a put option over shares in BidCo and BidCo grants to PartnerCo a call option to purchase shares in Faulding Holdings, Inc. and its subsidiaries and certain other oral pharmaceutical assets owned by FH Faulding & Co Limited and its subsidiaries on the terms and conditions therein appearing.

      "Management Agreement" means the management agreement entered into on 12 July 2001 by Alpharma and Mayne pursuant to which Mayne agrees to appoint Alpharma as manager of the oral pharmaceutical business of FH Faulding & Co Limited on the terms and conditions therein appearing.

      "Variation Agreement" means this document.

      "Morgan Stanley" shall have the meaning given in clause 2.2.

  Variation of Put and Call Agreement

    On and from the date of this Variation Agreement, replace the introductory language in clause 7 of the Put and Call Agreement with the following:

    "Mayne covenants with PartnerCo that during the period commencing on last to occur of the date upon which the board of Faulding has been reconstituted pursuant to clause 3.1 and the date on which Mayne or the escrow agent under the Escrow Agreement receives funds of US$400 million under the Loan Facility Agreement and ending on the earlier of:"

    On and from the date of this Variation Agreement, replace Section 1.3 of Schedule 8 to the Put and Call Agreement ("Escrow Agreement") with the following:

    "1.3 Concurrently with the delivery to the Escrow Agent of:

        a certificate signed by or on behalf of ASX Perpetual Registrars Limited by a person whose authority to do so has been previously approved by Mayne, stating that 90% of the consideration to be paid or provided by Mayne Health Logistics Pty Limited to shareholders of Faulding who accepted the Offers (as defined in the Put and Call Option Agreement), has been so paid or otherwise provided in full; and

        either:

        a certificate addressed to each of the Escrow Agent, Mayne and Alpharma signed by or on behalf of Morgan Stanley Dean Witter Australia Finance Limited ("Morgan Stanley") as the security trustee under the bridging or other facility made available to Mayne ("Bridging Facility") by a person holding the title of director or vice-president or an equivalent office, stating that concurrently with unconditional and irrevocable payment being made in full to and received in the form of cleared funds by Morgan Stanley or, if directed by Morgan Stanley in accordance with Section 1.3(d), the Lenders under the Bridging Facility of the amount stated in this certificate (which amount must not exceed the amount in the Escrow Fund):

          the Bridging Facility provided by Morgan Stanley or any of its associates or syndicated lenders ("Lenders") in connection with the Offers (as defined in the Put and Call Option Agreement) will be paid in full;

          the Bridging Facility will terminate and the borrower will not be entitled to drawdown any amounts pursuant to that Bridging Facility;

          unconditional discharges and releases will be provided in respect of:

          (A) all Encumbrances (as defined in the Put and Call Option Agreement) for the benefit of the Lenders or any of them to secure the obligations of the borrower or any other person under the Bridging Facility over any shares or other assets to be transferred to PartnerCo (including the shares or other assets of any entity to be transferred to PartnerCo or any subsidiary of that entity) pursuant to the exercise of the put option or the call option under the Put and Call Option Agreement; and

          (B) all guarantees, indemnities or similar undertakings or commitments or other securities for the benefit of the Lenders or any of them to secure the obligations of the borrower or any other person under the Bridging Facility which have been provided by BidCo, Faulding Holdings, Inc., any subsidiaries of Faulding Holdings, Inc. or any other entity to be transferred to PartnerCo pursuant to the exercise of the put option or the call option under the Put and Call Option Agreement; and

          Morgan Stanley or any other third party holding security in respect of the Bridging Facility (as appropriate) will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to Mayne) required by law or reasonably requested by Mayne to give effect to the statements referred to in this certificate, subject to agreement by Mayne to pay for Morgan Stanley's reasonable costs and expenses in so doing; or

    (c) a certificate addressed to each of the Escrow Agent, Mayne and Alpharma signed by or on behalf of Morgan Stanley as the security trustee under the Bridging Facility by a person holding the title of director or vice-president or an equivalent office stating that at the date of this certificate:

    (i) no amount has been drawn or is outstanding under the Bridging Facility;

    (ii) the Bridging Facility has terminated and the borrower is not entitled to draw down any amounts pursuant to that Bridging Facility; and

    (iii) all Encumbrances (as defined in the Put and Call Option Agreement) and other securities including guarantees, indemnities and similar undertakings given for the benefit of the Lenders to secure the obligations of the borrower or any other person under the Bridging Facility or any of them have been unconditionally discharged and released;

    the Escrow Agent shall release the Escrow Fund in the form of cleared funds to:

    (d) if a certificate is given pursuant to Section 1.3(b), Morgan Stanley or, if so directed by Morgan Stanley, the Lenders under the Bridging Facility to the extent referred to in the certificate referred to in that Section 1.3(b) and the balance to Mayne or as Mayne directs; or

    (e) if a certificate is given pursuant to Section 1.3(c), Mayne or as Mayne directs.

    Mayne may use any part of the Escrow Fund released to it or as it directs as it thinks fit."

    On and from the date of this Variation Agreement, clause 3.5 of the Put and Call Agreement is amended by inserting immediately after clause 3.5(2) of the Put and Call Agreement the following as new clause 3.5(3):

    "(3) Mayne shall indemnify each of Bidco, Alpharma, Partnerco, US HoldingCo and all US HoldingCo Subsidiaries against and shall procure the release, with effect on and from the time the Escrow Fund (as defined in the Escrow Agreement) is released from escrow under the Escrow Agreement, of any Encumbrances, guarantees, indemnities or similar undertakings given by Bidco, US HoldingCo, Foshan HoldingCo, Foshan or any US HoldingCo Subsidiary of or with respect to liabilities of Mayne or any subsidiary of Mayne (other than the Faulding Group)."

    On and from the date of this Variation Agreement, the Put and Call Agreement is amended by inserting immediately after clause 8.1 of the Put and Call Agreement the following as new clause 8.1A:

    "8.1A Additional Warranty

    Mayne represents and warrants to PartnerCo that, on and from the time the Escrow Fund (as defined in the Escrow Agreement) is released from escrow under the Escrow Agreement, there shall be no Encumbrances in respect of borrowings or other financial accommodation given or made available to Mayne or a subsidiary of Mayne (other than the Faulding Group) over any assets of the Oral Pharmaceutical Business or any of the shares of BidCo, US HoldingCo, any US HoldingCo Subsidiary, Foshan HoldingCo or Foshan."

    On and from the date of this Variation Agreement, clause 6.3(8) of the Put and Call Agreement is amended by:

      replacing the words "Faulding Pharmaceuticals, Inc" where those words appear in that clause 6.3(8) with the words "US HoldingCo or any US HoldingCo Subsidiary"; and

      inserting the following words at the end of that clause 6.3(8):

    "but if the amount reimbursable under this clause 6.3(8) is nevertheless subject to Tax, the relevant amount payable shall be determined on a Grossed-UP Basis".

    On and from the date of this Variation Agreement, the Put and Call Agreement is amended by:

      deleting from clause 3.4(1)(c) of the Put and Call Agreement all the words in that clause after the word "Bidco" where that word first appears in that clause 3.4(1)(c);

      inserting in clause 3.2 of the Put and Call Agreement immediately after the words "US HoldingCo Shares" where those words first appear in that clause, the words "and all the preferred stock issued by Purepac Pharmaceutical, Co";

      deleting the reference to "or (c)" from the definition of "Call Option Purchase Price" in clause 1.1 of the Put and Call Agreement and from the last paragraph of each of clauses 6.2(1) and 6.3(6) of the Put and Call Agreement; and

      deleting the reference to "and (c)" from clause 3.2 of the Put and Call Agreement and the opening paragraph of clause 6.2(1) of the Put and Call Agreement.

  Variation of Loan Facility Agreement

    On and from the date of this Variation Agreement, clause 2.2 of the Loan Facility Agreement is replaced with the following:

    "2.2 All Advances under the Facility including the Deposit paid over or transferred to the Escrow Agent in accordance with clause 2.4 must only be released in accordance with and used for the purposes contemplated by the Escrow Agreement."

    On and from the date of this Variation Agreement, Schedule 1 of the Loan Facility Agreement is amended by the deletion of condition precedent 8.

  Variation of Management Agreement

    On and from the date of this Variation Agreement, the first sentence of clause 5.1 of the Management Agreement is replaced with the following:

  "The term of this Agreement shall commence on the date upon which the board of Faulding has been reconstituted pursuant to clause 3.1 of the Put and Call Option Agreement provided that concurrently therewith Owner or the escrow agent under the Escrow Agreement (as defined in the Put and Call Option Agreement) has received funds of US$400 million under the Loan Facility Agreement and shall end on the Termination Date."

  Undertaking of Mayne

    Mayne undertakes to Alpharma that it will:

      request Morgan Stanley, the security trustee or any other 3rd party holding security in respect of the Bridging Facility (as appropriate) to do such things pursuant to Section 1.3(b)(iv) of the Escrow Agreement as Alpharma shall reasonably request; and

      agree to pay and promptly pay all Morgan Stanley's reasonable costs and expenses referred to in that Section 1.3(b)(iv) of the Escrow Agreement.

    Mayne further undertakes to Alpharma that if the Bridging Facility is drawn to an amount so that the total of the principal amount so drawn and any interest, fees and other amounts payable under or in relation to the Bridging Facility exceeds the amount in the Escrow Fund (as defined in the Escrow Agreement), Mayne will make an unconditional and irrevocable payment of the amount of such excess to Morgan Stanley immediately prior to the proposed issue by Morgan Stanley of the certificate referred to in Section 1.3(b) of the Escrow Agreement.

  Agreed Novation by PartnerCo

    Notwithstanding clause 13.4 of the Put and Call Agreement, PartnerCo may at any time prior to the exercise of the Put Option or the Call Option (as defined in the Put and Call Agreement) assign, novate or otherwise transfer all of its rights and obligations under the Put and Call Agreement to Alpharma or a wholly-owned subsidiary of Alpharma and each party agrees to promptly do all things including executing all documents as may reasonably be required to effect such assignment, novation or transfer. If those rights and obligations are assigned, novated or otherwise transferred to a wholly-owned subsidiary of Alpharma, Alpharma will guarantee the obligations of that subsidiary and give an indemnity to Mayne on the same terms contained in clause 12 of the Put and Call Agreement.

SIGNED as an agreement.

EXECUTED by ALPHARMA INC. by or in the presence of:	) )

Name: Ingrid Wiik Title: President and Chief Executive Officer

EXECUTED by oral pharmaceuticalS acquisition corp. by or in the presence of:	) ) )

Name: Ingrid Wiik Title: President and Chief Executive Officer

EXECUTED by MAYNE NICKLESS LIMITED CAN 004 073 410 by or in the presence of:	) ) )

Signature of Director		Signature of Secretary/other Director

Name of Director in full		Name of Secretary/other Director in full

EXECUTED by MAYNE HEALTH LOGISTICS PTY LIMITED ACN 097 064 894 by or in the presence of:	) ) )

Signature of Director		Signature of Secretary/other Director

Name of Director in full		Name of Secretary/other Director in full